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As filed with the Securities and Exchange Commission on July 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIASYS HEALTHCARE INC.
(Exact name of issuer as specified in its charter)

Delaware	04-3505871
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

227 Washington Street, Suite 200
Conshohocken, PA 19428
(Address of principal executive offices)

VIASYS Healthcare Inc. Equity Incentive Plan
(Full title of the plans)

Randy H. Thurman
President and Chief Executive Officer
VIASYS Healthcare Inc.
227 Washington Street, Suite 200
Conshohocken, PA 19428
(Name and address of agent for service)

(610) 862-0800
(Telephone number, including area code, of agent for service)

Copy to:
Stephen A. Jannetta, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 per share	2,000,000	$15.40(2)	$30,800,000(2)	$2,833.60(2)

(1)
Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of the Company's Common Stock on July 10, 2002, as reported on The New York Stock Exchange.

EXPLANATORY NOTE

        VIASYS Healthcare Inc. (the "Company") files this Registration Statement with respect to 2,000,000 shares of its Common Stock that may be offered or sold pursuant to the Company's Equity Incentive Plan. The Company files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the Registration Statement previously filed by the Company on Form S-8 (File No. 333-73152) on November 9, 2001. The current registration of 2,000,000 shares of the Company's Common Stock will increase the number of shares registered for issuance under the Equity Incentive Plan to 6,680,000 shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this registration statement by reference:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002.

  (c)
  Our Current Report on Form 8-K dated May 9, 2002.

  (d)
  Our Current Report on Form 8-K dated May 23, 2002, as amended.

  (e)
  Our Current Report on Form 8-K dated June 4, 2002.

  (f)
  Our Current Report on Form 8-K dated July 1, 2002.

  (g)
  The description of our common stock, set forth in the our registration statement on Form 10, as amended.

All documents that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded.

You may request a copy of these filings, at no cost, by contacting: Martin P. Galvan, Chief Financial Officer, VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, PA 19428 (telephone number—(610) 862-0800).

On May 16, 2002, we announced that we had appointed Ernst & Young LLP to replace Arthur Andersen LLP ("Andersen") as our independent public accountants. Our consolidated balance sheets as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income, cash flows and comprehensive income and stockholders' investment for each of the three years in the period ended December 29, 2001 incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated February 6, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement of its report with respect to the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article Seventh of our Amended and Restated Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Eighth of our Amended and Restated Certificate of Incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reasons of the fact that he or she is or was, or has agreed to become, our director or officer and, if designated by our Board of Directors as an authorized representative, our employee or agent, against certain liabilities, costs and expenses. Article Eighth further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

We have purchased directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (contained in the opinion of counsel filed as Exhibit 5.1).

Item 9. Undertakings.

        (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

  Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Conshohocken, Pennsylvania, on this 17th day of July, 2002.

VIASYS HEALTHCARE INC.
By:	/s/ MARTIN P. GALVAN Martin P. Galvan Vice President, Chief Financial Officer

VIASYS HEALTHCARE INC.
EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (contained in the opinion of counsel filed as Exhibit 5.1).

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
VIASYS HEALTHCARE INC. EXHIBIT INDEX